                                                                     EXHIBIT 3.3

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      CRESCENDO PHARMACEUTICALS CORPORATION
                   (Originally incorporated on June 26, 1997)


         FIRST:    Name.  The name of this corporation is Crescendo
                   ----
Pharmaceuticals Corporation (the "corporation").

         SECOND:   Registered Office; Registered Agent.  The address of the
                   -----------------------------------
registered office of this corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the registered agent of this corporation at such address is Corporation Service Company.

         THIRD:    Purpose.  The purpose of this corporation is to engage in
                   -------
any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:   Authorized Capital Stock.
                   ------------------------

         (A) This corporation is authorized to issue two classes of shares, which shall be known as Class A Common Stock ("Class A Common Stock") and Class B Common Stock ("Class B Common Stock"). The total number of shares of stock of all classes that this corporation is authorized to issue is 6,001,000. The total number of shares of Class A Common Stock which this corporation is authorized to issue is 6,000,000. The total number of shares of Class B Common Stock which this corporation is authorized to issue is 1,000. Each share of Class A Common Stock shall have a par value of $0.01, and each share of Class B Common Stock shall have a par value of $1.00.

         Effective immediately upon the filing of this Restated Certificate of Incorporation, each share of Common Stock, par value $1.00 per share, of this corporation outstanding immediately prior to such filing shall be converted into and reclassified as ten shares of Class B Common Stock.

         (B) The powers, designations, preferences, and relative, participating, optional or other special rights granted to, and the qualifications, limitations and restrictions imposed upon, the Class A Common Stock and Class B Common Stock and the respective holders thereof are as follows:

              (1)  Redemption.  The shares of Class A Common Stock are
                   ----------
         redeemable and may be redeemed as provided in (but only as provided in) Article FIFTH, Section (F).

              (2)  Dividends.  The holders of shares of Class A Common Stock
                   ---------
         and Class B Common Stock shall be entitled to receive per share and without preference such dividends as may be declared by the Board of Directors from time to time out of funds legally available therefor. No dividend may be declared on the Class A Common Stock unless the same per share dividend is declared on the Class B Common Stock, and no dividend may be declared on the Class B Common Stock unless the same per share dividend is declared on the Class A Common Stock. Dividends may not be declared, nor may shares of Class A Common Stock or Class B Common Stock be repurchased, or redeemed (other than pursuant to Section (F) of Article FIFTH), if, after payment of such dividend, or after effecting such repurchase or redemption, the amount of this corporation's cash, cash equivalents, short-term and long-term investments would be less than the amount of Available Funds remaining after expenditures pursuant to the Development Agreement, as of the date of such dividend, repurchase or redemption.

              (3)  Liquidation.  In the event of voluntary or involuntary
                   -----------
         liquidation of this corporation, the holders of the Class A Common Stock and Class B Common Stock of the corporation shall be entitled to receive, on a pro rata per share basis and without preference, all of the remaining assets of this corporation available for distribution to its stockholders.

              (4)  Voting Rights.  Except as otherwise required by law or
                   -------------
         provided herein, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class. Each holder of Class A Common Stock and Class B Common Stock shall have one vote for each share standing in his or her name on all matters submitted to a vote of holders of the common shares. At any meeting of the stockholders of this corporation, the determination of a quorum shall be based upon the presence of shares of Class A Common Stock and Class B Common Stock representing a majority of the voting power of all of the shares of Class A Common Stock and Class B Common Stock. This corporation shall not, without the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting separately and as a class, (a) alter or change the powers, designations, preferences and relative, participating, optional or other special rights granted to, or the qualifications, limitations and restrictions imposed upon, the Class A Common Stock or the Class B Common Stock, (b) alter or change this Article FOURTH or any of Articles FIFTH, SIXTH or SEVENTH of this Restated Certificate of Incorporation, (c) authorize the creation or issuance of any additional class or series of stock, or otherwise make any amendment to this Restated Certificate of Incorporation that would alter the rights of the holders of the Class B Common Stock, (d) undertake the voluntary dissolution, liquidation or winding up of this corporation, (e) merge or consolidate this corporation with or into any other corporation or entity, (f) sell, lease, exchange, transfer or otherwise dispose of any substantial asset of this corporation or (g) alter the bylaws of this corporation in a manner described in the last sentence of Article EIGHTH. Furthermore, from and after the Purchase Option Exercise Date, as defined in Article FIFTH, (i) the Board of Directors of this corporation shall cease to be classified;
         (ii) the number of directors of this corporation shall be increased to a number equal to (a) two times the maximum number of directors then authorized pursuant to Article SEVENTH, Section (A) (counting for this purpose both directors in office and vacant directorships), plus (b) one; and (iii) the holders of the Class B Common Stock shall have the sole right to elect the directors of this corporation, including directors to fill the new directorships created pursuant to clause
         (ii). No vacancy created as a result of the increase in the size of the Board of Directors pursuant to the preceding sentence shall be filled other than by the holders of the Class B Common Stock. From and after the Purchase Option Exercise Date all directors shall be elected to one year terms; provided, however, that the term of any director then in office shall not be reduced.

              (5)  Conversion.  The Class B Common Stock shall automatically
                   ----------
         convert into fully paid and non-assessable shares of Class A Common Stock of this corporation at 12:01 a.m. New York time on the day immediately following the expiration of the Purchase Option granted in Article FIFTH. The Class B Common Stock shall convert into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock.

         FIFTH:    Purchase Option.
                   ---------------

         (A)  Definitions.  For purposes of this Restated Certificate of
              -----------
Incorporation, the following terms shall have the following definitions:

              (1)  ALZA means ALZA Corporation and its successors, or assigns
                   ----
of the Purchase Option.

              (2)  ALZA Common Stock means the Common Stock of ALZA or, if
                   -----------------
such Common Stock is converted into or exchanged for another class or series of stock of ALZA or any other corporation, such other class or series of stock.

              (3)  Available Funds means, as of any date of determination,
                   ---------------
$300 million (contributed by ALZA on or about August __, 1997), plus any investment income earned thereon, less (i) this corporation's reasonable ongoing administrative expenses, (ii) the Technology Fee and (iii) reserves of up to $2 million.

              (4)  Crescendo Product means an Identified Product, or another
                   -----------------
human pharmaceutical product which has been recommended by ALZA and accepted by the Board of Directors of this corporation for development as such under the Development Agreement.

              (5)  Developed Technology means any technology generated or
                   --------------------
otherwise obtained pursuant to the Development Agreement.

              (6)  Developed Technology Product means any product other than
                   ----------------------------
a Crescendo Product (i) covered, at the time of sale in a country, by one or more unexpired patents issued in such country that are included in Developed Technology and (ii) with respect to which ALZA receives any consideration.

              (7)  Developed Technology Royalties means the payments made by
                   ------------------------------
ALZA to this corporation with respect to sales of Developed Technology Products.

              (8)  Development Agreement means the Development Agreement
                   ---------------------
between ALZA and this corporation, dated as of August ___, 1997, as such agreement may be amended or modified from time to time by amendments approved by ALZA and the Board of Directors of this corporation.

              (9)  Fair Market Value means, with reference to ALZA Common
                   -----------------
Stock, (a) if ALZA Common Stock is listed on the New York Stock Exchange or any other securities exchange reporting closing sales prices (including without limitation the Nasdaq National Market), the average of the closing sales price of ALZA Common Stock on such exchange (which shall be the New York Stock Exchange or, if ALZA Common Stock is not then traded on such exchange, on the principal exchange on which ALZA Common Stock is then traded), for the twenty trading days ending with the trading day that is two trading days prior to the date of determination, (b) if ALZA Common Stock is not listed on any securities exchange described in clause (a) but is quoted on Nasdaq or another quotation system providing bid prices, the average (over the twenty day period described in clause (a)) of the bid prices for each day in such period on Nasdaq (or, if ALZA Common Stock is not then quoted on Nasdaq, the largest quotation system on which ALZA Common Stock is then quoted), and (c) if ALZA Common Stock is not listed on any exchange or quoted on any quotation system, the value thereof as determined in good faith by ALZA's board of directors.

             (10)  Final Purchase Option Exercise Price means the Purchase
                   ------------------------------------
Option Exercise Price minus (a) the amount by which this corporation's Liabilities existing at the Purchase Option Exercise Date (other than liabilities under the Development Agreement, Services Agreement and Technology License Agreement) exceed the aggregate of this corporation's then existing cash, cash equivalents and short-term and long-term investments (but excluding from such cash, cash equivalents and short-term and long-term investments the amount of Available Funds determined as of the Purchase Option Exercise Date which had not, as of such date, been paid by this corporation in accordance with the Development Agreement) and minus (b), if the Purchase Option Exercise Price was determined based upon the provisions of clause (c) of Section (A)(19) of this Article FIFTH, any additional amounts not already included in the calculation set forth in Article

FIFTH, Section (A)(18) that are paid by (or due from) this corporation under the Development Agreement from the date of the last report of such expenditures provided by this corporation to ALZA in a Status Statement through the Purchase Option Exercise Date pursuant to the Development Agreement.

             (11)  Identified Products means the following products: OROS(R)
                   -------------------
oxybutynin, DUROS(TM) leuprolide, OROS(R) methylphenidate, IUTS progesterone, D-TRANS(TM) testosterone matrix, E-TRANS(TM) LHRH and E-TRANS(TM) (skin interface technology) insulin.

             (12)  Liabilities means, with respect to this corporation, (a)
                   -----------
all liabilities required to be reflected or reserved against in this corporation's financial statements under generally accepted accounting principles consistently applied ("GAAP"), (b) any guaranty of any indebtedness of another person and (c) any reimbursement or similar obligation with respect to any letter of credit issued for the account of this corporation or as to which this corporation is otherwise liable. Liabilities of the type described in
(b) and (c) shall be valued at the full amount of the potential liability of the corporation thereon.

             (13)  License Agreement means any License Agreement between
                   -----------------
ALZA and this corporation entered into upon the exercise by ALZA of the license option granted to it pursuant to the License Option Agreement, as any such agreement may be amended or modified from time to time by amendments approved by ALZA and the Board of Directors of this corporation.

             (14)  License Option Agreement means the License Option
                   ------------------------
Agreement between ALZA and this corporation dated as of August ___, 1997, as such agreement may be amended or modified from time to time by amendments approved by ALZA and the Board of Directors of this corporation.

             (15)  Licensed Product means a Crescendo Product as to which
                   ----------------
the license option under the License Option Agreement has been exercised by ALZA.

             (16)  Product Payments means payments made by ALZA to this
                   ----------------
corporation under a License Agreement with respect to Licensed Products.

             (17)  Purchase Option Exercise Date means the date upon which
                   -----------------------------
ALZA notifies this corporation in writing of its exercise of the Purchase Option as provided in Section (C) of this Article FIFTH.

              (18) Purchase Option Exercise Price means the greatest of the
                   ------------------------------
following:

                   (a) (i) 25 times the actual worldwide Product Payments, Developed Technology Royalties and Technical Evaluation Product Payments made by or due from ALZA to this corporation with respect to all Licensed Products, Developed Technology Products and Technical Evaluation Products (and, in addition, such Product Payments, Developed Technology Royalties and Technical Evaluation Product Payments as would have been made by or due from ALZA to this corporation if ALZA had not previously exercised its payment buy-out option with respect to any such Licensed Product, Developed Technology Product or Technical Evaluation Product) for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (provided, however, that for any Licensed Product, Developed Technology Product or Technical Evaluation Product which has not been commercially sold during each of the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised, the portion of the Purchase Option Exercise Price for such Licensed Product, Developed Technology Product or Technical Evaluation Product will be 100 times the average of the quarterly Product Payments, Developed Technology Royalties or Technical Evaluation Product Payments made by or due from ALZA to this corporation for each of such calendar quarters during which such product was commercially sold) less (ii) any amounts previously paid to exercise any payment buy-out option for any Licensed Product, Developed Technology Product or Technical Evaluation Product pursuant to a License Agreement or the Development Agreement.

                   (b) the Fair Market Value of one million shares of ALZA Common Stock (which number of shares shall be proportionately adjusted for any stock dividend, split-up, combination or reclassification of the ALZA Common Stock) determined as of the Purchase Option Exercise Date;

                   (c) $325 million less the total amount paid by or due from this corporation under the Development Agreement as last reported by this corporation to ALZA in a Status Statement through the Purchase Option Exercise Date; and

                   (d)  $100 million.

             (19)  Purchase Option Expiration Time means 11:59 p.m. New York
                   -------------------------------
time on January 31, 2002; provided that such date will be extended for successive six month periods if, as of any July 31 or January 31 beginning with July 31, 2001, this corporation has not paid (or accrued expenses for) at least 95% of all Available Funds pursuant to the Development Agreement. Notwithstanding the foregoing sentence, the Purchase Option Expiration Time will in no event occur later than 11:59 p.m. New York time on the 60th day after this corporation provides ALZA with a statement that, as of the end of any calendar month, there are less than $2.5 million of Available Funds remaining after expenditures pursuant to the Development Agreement, accompanied by a report of this corporation's independent auditors stating that nothing has come to their attention indicating that there are $2.5 million or more of Available Funds remaining at that date.

             (20)  Services Agreement means the Services Agreement between
                   ------------------
ALZA and this corporation, dated as of August ___, 1997, as such agreement may be amended or modified from time by amendments approved by ALZA and the Board of Directors of this corporation.

             (21)  Status Statement means, as of any date, a balance sheet
                   ----------------
dated as of such date, together with (a) a statement and brief description of all other liabilities of this corporation constituting Total Liabilities as of such date not reflected on such balance sheet, (b) a statement of the amount of Available Funds remaining as of such date, and (c) a statement of the total amounts paid by and due from this corporation pursuant to the Development Agreement through such date.

             (22)  Technical Evaluation means limited technical evaluation
                   --------------------
involving a proprietary therapeutic agent of a third party undertaken in order to determine the suitability of such therapeutic agent in an ALZA drug delivery system or to induce the third party to license the therapeutic agent to ALZA or this corporation or otherwise collaborate with ALZA and this corporation in the development of a product.

             (23)  Technical Evaluation Product means a product, other than one
                   ----------------------------
which becomes a Crescendo Product, for which this corporation funds a Technical Evaluation.

             (24)  Technical Evaluation Product Payments means the payments
                   -------------------------------------
made by ALZA to this corporation with respect to sales of Technical Evaluation Products.

             (25)  Technology Fee means the payments to be made over a
                   --------------
maximum period of three years by this corporation to ALZA in exchange for ALZA granting this corporation a license to use certain technology relating to the Identified Products.

             (26)  Technology License Agreement means the Technology License
                   ----------------------------
Agreement between ALZA and this corporation , dated as of August ___, 1997, as such agreement may be amended or modified from time to time by amendments approved by ALZA and the Board of Directors of this corporation.

             (27)  Total Liabilities means (a) all Liabilities, plus (b) any
                   -----------------
other debts, liabilities or obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule or regulation, or under any pending or threatened action, suit or proceeding, or any order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

                   (B)  Grant of Option.  ALZA is hereby granted an exclusive
                        ---------------
irrevocable purchase option to purchase all issued and outstanding shares of Class A Common Stock of this corporation for the Final Purchase Option Exercise Price (the "Purchase Option"). The Purchase Option, if exercised, must be exercised as to all, but not less than all, issued and outstanding shares of Class A Common Stock and may be exercised at any time at or prior to the Purchase Option Expiration Time. ALZA shall elect, at the time of exercise of the Purchase Option, to pay all or any portion of the Final Purchase Option Exercise Price in cash, ALZA Common Stock (valued at its Fair Market Value determined as of the Purchase Option Exercise Date), or any combination thereof. The Purchase Option, together with the other rights of ALZA under this Article FIFTH and Article SIXTH, may, at ALZA's option, be assigned or otherwise transferred to any person or entity, including this corporation.

                   (C)  Manner of Exercise.  The Purchase Option shall be
                        ------------------
exercised, if at all, at or before the Purchase Option Expiration Time by written notice (the "Exercise Notice") from ALZA to this corporation stating that the Purchase Option is being exercised and setting forth (1) the Purchase Option Exercise Price; (2) the portion, if any, of the Final Purchase Option Exercise Price to be paid in cash and the portion, if any, of the Final Purchase Option Exercise Price to be paid in ALZA Common Stock, and if any portion of the Final Purchase Option Exercise Price is to be paid in ALZA Common Stock, stating the Fair Market Value of such ALZA Common Stock determined as of the Purchase Option Exercise Date; and (3) a closing date (the "Closing Date") on which all of the issued and outstanding shares of Class A Common Stock will be purchased. The Purchase Option shall be deemed to be exercised as of the date of mailing by first class mail of the Exercise Notice to this corporation at its principal offices.

                   (D)  Closing.
                        -------

                        (1)  Closing Date; Cooperation.  Except as set forth
                             -------------------------
below, the Closing Date shall be the date specified as such in the Exercise Notice, which date specified shall be no later than 60 days after the Purchase Option Exercise Date. The Closing Date may be extended by ALZA if, in the judgment of ALZA, an extension of the Closing Date is necessary to obtain any governmental or third party consent to the purchase of the Class A Common Stock, to permit any necessary registration statement or similar filing to be declared effective, or to permit the expiration prior to the Closing Date of any statutory or regulatory waiting period. ALZA may extend the Closing Date for the reasons set forth in the preceding sentence by delivering written notice of such extension to this corporation on or prior to the previously specified Closing Date. This corporation shall cooperate with ALZA to effect the closing of the Purchase Option, including without limitation seeking any required third-party or governmental consents, and filing any applications, notifications, registration statements or the like which may be necessary to effect the closing.

                        (2)  Certain Restrictions Following Purchase Option
                             ----------------------------------------------
Exercise Date.  From the Purchase Option Exercise Date until the Closing Date,
-------------
this corporation will not take any of the following actions (or permit any such actions to be taken on its behalf) except with the prior written consent of
ALZA:

                             (a)  borrow money, or mortgage, remortgage,
         pledge, hypothecate or otherwise encumber any of its assets;

                             (b) sell, lease, lend, exchange or otherwise dispose of any of its assets, other than sales of inventory in the ordinary course of business;

                             (c) pay or declare any dividends or make any distributions on or in respect of any shares of its capital stock;

                             (d) default in its obligations under any material contract, agreement, commitment or undertaking of any kind or enter into any material contract, agreement, purchase order or other commitment; or

                             (e) enter into any other transaction or agreement or arrangement, or incur any liabilities, not in the ordinary course of this corporation's business.

                   (3)  Determination of Final Purchase Option Exercise Price.
                        -----------------------------------------------------
Not later than 15 business days following the Purchase Option Exercise Date, this corporation shall deliver a final Status Statement to ALZA prepared as of the Purchase Option Exercise Date. Following receipt of such Status Statement and completion of any other investigation as ALZA shall deem necessary or appropriate, and prior to the Closing Date, ALZA shall determine the Final Purchase Option Exercise Price by making the adjustments to the Purchase Option Exercise Price contemplated by Section (A)(10) of this Article FIFTH and shall notify this corporation of such determination.

                   (4)  Payment of Final Purchase Option Exercise Price.  On or
                        -----------------------------------------------
before the Closing Date, ALZA shall deposit the full amount of the Final Purchase Option Exercise Price with a bank or banks or similar entities designated by ALZA (which may include ALZA's transfer agent if shares of ALZA Common Stock are being delivered) to pay, on ALZA's behalf, the Final Purchase Option Exercise Price (the "Payment Agent"). Funds, if any, and ALZA Common Stock, if any, deposited with the Payment Agent shall be delivered in trust for the benefit of the holders of Class A Common Stock, and ALZA shall provide the Payment Agent with irrevocable instructions to pay, on or after the Closing Date, the Final Purchase Option Exercise Price for the shares of Class A Common Stock to the holders of record thereof determined as of the Closing Date. Payment for shares of Class A Common Stock shall be mailed to each holder at the address set forth in this corporation's records or at the address provided by each holder or, if no address is set forth in this corporation's records for a holder or provided by such holder, to such holder at the address of this corporation. As soon as practicable upon

ALZA's request, this corporation shall provide, or shall cause its transfer agent to provide, to ALZA or to the Payment Agent, free of charge, a complete list of the record holders of shares of Class A Common Stock, as of a specified date, including the number of shares of Class A Common Stock held of record and the address of each record holder as set forth in the records of this corporation's transfer agent.

                   (E)  Transfer of Title.  Transfer of title to all of the
                        -----------------
issued and outstanding shares of Class A Common Stock shall be deemed to occur automatically on the Closing Date and thereafter this corporation shall be entitled to treat ALZA as the sole holder of all of the issued and outstanding shares of its Class A Common Stock, notwithstanding the failure of any holder of Class A Common Stock to tender the certificates representing such shares to the Payment Agent, whether or not such tender is required or requested by the Payment Agent. This corporation shall instruct its transfer agent not to accept any shares of Class A Common Stock for transfer on and after the Closing Date. This corporation shall take all actions reasonably requested by ALZA to assist in effectuating the transfer of shares of Class A Common Stock in accordance with this Article FIFTH.

                   (F)  Redemption of Class A Common Stock.  At ALZA's election
                        ----------------------------------
(which election may be made at any time, provided it is made, by delivery of written notice thereof to this corporation, not less than five days prior to the Closing Date), this corporation shall, subject to applicable restrictions in the Delaware General Corporation Law, redeem on the Closing Date all issued and outstanding shares of Class A Common Stock for an aggregate redemption price equal to the Final Purchase Option Exercise Price. Such redemption shall be in lieu of ALZA paying the Final Purchase Option Exercise Price directly to the stockholders of this corporation, and shall be subject to ALZA providing the Final Purchase Option Exercise Price to this corporation to allow this corporation to pay the redemption price.

         SIXTH:    Protective Provisions.
                   ----------------------

                   (A)  Legend.  Certificates evidencing shares of Class A
                        ------
Common Stock issued by or on behalf of this corporation shall bear a legend in substantially the following form:

                  "The shares of Crescendo Pharmaceuticals Corporation evidenced hereby are subject to an option in favor of ALZA Corporation, its successors and assigns, as described in the Restated Certificate of Incorporation of Crescendo Pharmaceuticals Corporation to purchase such shares at a purchase price determined in accordance with Article FIFTH thereof exercisable by notice delivered to this corporation at or prior to the Purchase Option Expiration Time (as defined in the Restated Certificate of Incorporation of Crescendo Pharmaceuticals Corporation). Copies of the Restated Certificate of Incorporation of Crescendo Pharmaceuticals Corporation are available at the principal place of business of Crescendo Pharmaceuticals Corporation at 1454 Page Mill Road,

Palo Alto, California 94304 and will be furnished to any stockholder on request and without cost."

                   (B)  No Conflicting Action.  This corporation shall not take,
                        ---------------------
nor permit any other person or entity within its control to take, any action inconsistent with ALZA's rights under Article FIFTH. This corporation shall not enter into any arrangement, agreement or understanding, whether oral or in writing, that is inconsistent with or limits or impairs the rights of ALZA and the obligations of this corporation hereunder, including without limitation any arrangement, agreement or understanding which imposes any obligation upon this corporation, or deprives this corporation of any material rights, as a consequence of the exercise of the Purchase Option or the acquisition of the outstanding Class A Common Stock pursuant thereto.

                   (C)  Inspection and Visitation Rights; Status Statements.
                        ---------------------------------------------------
ALZA shall have the right to inspect and copy, on reasonable notice and during regular business hours, the books and records of this corporation. ALZA shall also have the right to request from time to time (but not more frequently than monthly) a Status Statement as of such date as ALZA may request. Each Status Statement shall be sent within seven days of request by ALZA. ALZA shall also have the right to send a non-voting representative to attend all meetings of this corporation's Board of Directors and any committees thereof. Any representative, if designated in writing by ALZA as such, shall receive notice of all meetings of this corporation's Board of Directors and each committee thereof, as well as copies of all documents and other materials provided to any directors of this corporation in connection with any such meeting not later than the time such materials are provided to other directors. Such representative shall also be provided with copies of all resolutions adopted or proposed to be adopted by unanimous written consent not later than the time such resolutions are provided to other directors.

         SEVENTH:  Board of Directors.
                   ------------------

                   (A) The number of directors which shall constitute the whole Board of Directors of this corporation shall initially be three, but may be increased or decreased from time to time by a resolution duly adopted by the Board of Directors and as provided in Article FOURTH, Section (B)(4).

                   (B) Nomination of candidates for election to the Board of Directors shall be made as provided in the bylaws of this corporation. Election of directors need not be by written ballot.

                   (C) Subject to Article FOURTH, Section (B)(4), the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1998; each initial director in Class II shall hold office until the annual meeting of stockholders in 1999; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2000. Notwithstanding the foregoing provisions of this Article SEVENTH, each director shall serve, until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification or removal.

                   (D) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                   (E)  Except as otherwise provided in Article FOURTH, Section
(B)(4), newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (and not by stockholders), even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

                   (F) The name and mailing address of each person who is to serve as a director until the annual meeting of the stockholders entitled to vote for the class or until a successor is elected or appointed and qualified are as follows:


NAME                           MAILING ADDRESS                                                    CLASS
----                           ---------------                                                    -----
James Butler                   950 Page Mill Road, Palo Alto, CA  94304                             I
Dr. Samuel R. Saks             950 Page Mill Road, Palo Alto, CA  94304                            II
Dr. James W. Young             950 Page Mill Road, Palo Alto, CA  94304                            III



         EIGHTH:  Bylaws.  In furtherance and not in limitation of the
                  ------
powers conferred by statute, and subject to the next sentence, the Board of Directors and the stockholders of this corporation are each expressly authorized to adopt, amend or repeal the bylaws of this corporation subject to any particular provisions concerning amendments set forth in this Restated Certificate of Incorporation or the bylaws of this corporation. No amendment to the bylaws may be adopted by the stockholders without the approval of holders of a majority of the Class B Common Stock voting separately as a class if such amendment would affect the classification of the Board of Directors, or would otherwise regulate the conduct of the Board's affairs or the manner in which it may act.

         NINTH:    Stockholder Meetings.
                   --------------------

                   (A)  Special Meetings.  Special meetings of the stockholders
                        ----------------
for any purpose or purposes whatsoever may be called at any time only by the Board of Directors, the Chairman of the Board or the President of this corporation.

                   (B)  No Action Without Meeting.  At any time when this
                        -------------------------
corporation has more than one stockholder of any class of capital stock, no action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, the holder or holders of the Class B Common Stock may take any action permitted to be taken by such holders as a class by written consent without a meeting.

         TENTH:    Limitation of Liability and Indemnification of Directors.
                   --------------------------------------------------------

                   (A)  Elimination of Certain Liability of Directors.  No
                        ---------------------------------------------
director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except, to the extent provided by applicable law, for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                   (B)  Indemnification and Insurance.
                        -----------------------------
                        1.  Right to Indemnification.  Each person who was or
                            ------------------------
is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), because he or she, or a person of whom he or she is the legal representative, is or was a director or officer of this corporation or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by this corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits this corporation to provide broader indemnification rights than that law permitted this corporation to provide before such amendment), against all expense, liability and loss (including attorneys' fees, judgments, penalties, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that this corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of this corporation. Such indemnification shall continue as to a person who has ceased to be a director or officer of this corporation and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by this Section shall be a contract right which may not be retroactively amended and shall include the right to be paid by this corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of the proceeding shall be made only upon delivery to this corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if ultimately it shall be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. This corporation may, by action of its Board of Directors, provide indemnification to employees and agents of this corporation with the same scope and effect as the indemnification of directors and officers.

                        2.  Right of Claimant to Bring Suit.  If a claim under
                            -------------------------------
Paragraph 1 of this Section is not paid in full by this corporation within ninety (90) days after a written claim has been received by this corporation, the claimant may at any time thereafter bring suit against this corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for this corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on this corporation. Neither the failure of this corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by this corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

                        3.  Nonexclusivity of Rights.  The right to
                            ------------------------
indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

                        4.  Insurance.  This corporation may maintain
                            ---------
insurance, at its expense, to protect itself and any director, officer, employee or agent of this corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not this corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, the undersigned officer has executed this Restated Certificate of Incorporation on August ___, 1997 and does hereby certify that this Restated Certificate of Incorporation, which restates and integrates, and also further amends, the provisions of this corporation's Certificate of Incorporation, was duly adopted by the stockholders of this corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

                                    CRESCENDO PHARMACEUTICALS CORPORATION



                                    By:
                                       ----------------------------------------
                                       Dr. James W. Young
                                       President and Chief Executive Officer